FOR IMMEDIATE RELEASE

Harold's Stores, Inc. Reports Third Quarter 2006 Sales Results

Dallas, TX - November 2, 2006 - Harold's Stores, Inc. (OTCBB symbol: HLDI), a chain of upscale ladies' and men's specialty apparel stores, announced today sales results for the third quarter and year-to-date periods ended October 28, 2006.

For the quarter, overall sales were $23.3 million, equal to sales for the same period in the previous year. Total comparable store sales were below last year by 4.6%, 3.4% in the full-line stores and 8.9% in the outlets. Direct sales (internet and catalog) were $1.1 million, 34% above last year's level of $803,000.

For the year-to-date, overall sales were $63.7 million, compared to $67.6 million for the same period in the prior year, a decrease of 5.7%. Total comparable store sales were down 10.3%, 10.4% in the full-line stores and 8.5% in the outlets. Direct sales (internet and catalog) were $3.4 million, up 43% from the year ago level of $2.4 million.

"Customers responded more favorably to our fall and winter merchandise assortments than they did to spring and summer," said Ron Staffieri, Chief Executive Officer. "Sales during September and October were considerably stronger than August, indicating improved customer acceptance of more classically-inspired, traditional fall and winter apparel and accessories." Mr. Staffieri continued, "Performance in the ladies' division exceeded that of the men's division. Ladies' sales were enhanced by full price selling, with clearance selling down compared to the prior year in light of lower ownership of clearance inventories."

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc. (OTCBB symbol: HLDI) currently operates 43 upscale ladies' and men's specialty stores in 20 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc. wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, the ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 2006 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Financial Information Contact:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045